Exhibit 99.3

DESCRIPTION OF CAPITAL STOCK
On August 31, 2019, the Delaware corporation formerly known as “Vical Incorporated” completed the merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of June 2, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated August 20, 2019, and as further amended on August 30, 2019 (the “Merger Agreement”), by and among Vical Incorporated (“Vical”), Brickell Biotech, Inc. (“Brickell”) and Victory Subsidiary, Inc., a wholly-owned subsidiary of Vical (“Merger Sub”), pursuant to which Merger Sub merged with and into Brickell, with Brickell surviving the merger as a wholly-owned subsidiary of Vical (the “Merger”). Additionally, on August 31, 2019, immediately after the completion of the Merger, the Company changed its name from “Vical Incorporated” to “Brickell Biotech, Inc.” (the “Company” or “our”). On August 31, 2019, in connection with, and prior to the consummation of the Merger, Vical effected a reverse stock split of its common stock, par value $0.01 per share, at a ratio of 1-for-7.
As of September 10, 2019, our restated certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of September 5, 2019, 7,810,773 shares of common stock were outstanding, along with warrants to purchase (i) 891,582 shares of our common stock at an exercise price of $0.07 per share, (ii) 731,908 shares of our common stock at an exercise price of $10.36 and (iii) 9,005 shares of our common stock at an exercise price of $33.31. No shares of preferred stock were outstanding.
The following summary describes the material terms of our capital stock. The description of capital stock is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws.
Common Stock
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of our common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for such dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of preferred stock.
Holders of our common stock have no preemptive rights and no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of common stock are, and all shares of common stock offered, when issued and paid for, will be validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of our preferred stock.
Preferred Stock
Under our restated certificate of incorporation, our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each class or series, our board of directors is required by the Delaware General Corporation Law (“DGCL”) and our restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Delaware Secretary of State. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of that class or series, including the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	dividend rights and rates;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered, when issued and paid for, will be validly issued, fully paid and nonassessable and will not have any preemptive or subscription rights.
We will specify the following terms relating to any class or series of preferred stock offered by us:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.
Anti-Takeover Provisions
Delaware Anti-Takeover Law
We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Certificate of Incorporation and Bylaws
Some provisions of our restated certificate of incorporation and amended and restated bylaws could also have anti-takeover effects. These provisions:

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term;

•	authorize our board of directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval;

•	require the approval of at least two-thirds of our outstanding voting stock to amend specified provisions of our restated certificate of incorporation;

•	require the approval of at least two-thirds of our total number of authorized directors, or two-thirds of our outstanding voting stock, to amend our amended and restated bylaws;

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provide that special meetings of our stockholders may be called only by our Chief Executive Officer, or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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do not include a provision for cumulative voting for directors (under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors).

Nasdaq Capital Market Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “BBI.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare. Its address is 250 Royall Street, Canton, MA 02021 and its telephone number is (800) 522-6645.

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